Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2009 RESULTS

Boca Raton, Fla., July 28, 2009 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter ending June 27, 2009.

SECOND QUARTER RESULTS 1

Total Company sales for the second quarter decreased 22% to $2.8 billion. Total Company operating expenses, adjusted for Charges, decreased by $143 million from the second quarter of 2008. EBIT, adjusted for Charges, was a loss of $62 million in the second quarter of 2009 or negative 2.2% as a percentage of sales, compared to a positive $21 million or 0.6% as a percentage of sales in the prior-year period.

The Company reported a net loss of $82 million in the second quarter of 2009, compared to a net loss of $2 million in the same period of 2008. The loss per share was $0.31 for the quarter, versus a loss per share of $0.01 in the second quarter of 2008. Adjusted for Charges, the Company reported a loss of $60 million and a loss per share of $0.22 for the second quarter of 2009, versus earnings of $10 million and earnings per share of $0.04 in the same period one year ago.

In the second quarter of 2009, the Company’s cash flow from operations was $9 million and cash flow before financing activities was $55 million.

“Second quarter business results met our expectations given the challenging economic conditions and the period’s normal seasonality,” said Mike Newman, Office Depot’s chief financial officer. “However, the successful execution of our liquidity initiatives generated positive cash flow before financing activities in the second quarter, significantly exceeding our expectations.”

North American Retail Division

Second quarter 2009 sales in the North American Retail Division were $1.1 billion, down 21% compared to the same period last year, due in part to having 114 fewer stores open in the second quarter of 2009 versus the prior year period. Comparable store sales in the 1,138 stores in the U.S. and Canada that have been open for more than one year decreased 18% for the second quarter compared to the prior year period. The decrease in comparable store sales was driven by macroeconomic factors as consumers and small business customers continued to reign in their spending, especially on large ticket items like furniture and computers, and the Division’s commitment to proactively reduce promotions in certain low margin categories.

[1]	Includes non-GAAP information. Second quarter results include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

The North American Retail Division had an operating loss of $13 million for the second quarter, compared to an operating loss of $4 million reported in the same period of the prior year. The increased operating loss was driven by the impact of the sales volume decline outpacing the benefits related to reduced operating expenses, lower charges for shrink and inventory valuation, the comparative benefit from closing the underperforming stores identified as part of the strategic review and an improvement in product margins for the fourth straight quarter.

During the second quarter, Office Depot closed five stores, opened three and relocated one store, bringing the total store count for North America to 1,158 as of June 27, 2009.

Inventory per store was approximately $714 thousand at the end of the second quarter of 2009, down about 21% from the prior year. This decrease is primarily due to improved inventory management and reduced exposure to big ticket inventory items.

North American Business Solutions Division

Second quarter 2009 sales in the North American Business Solutions Division were $868 million, down 18% compared to the same period last year, driven by continued significant spending cuts across the Division’s customer base.

The North American Business Solutions Division reported an operating profit of $23 million for the second quarter of 2009 compared to $49 million for the same period of the prior year. The decrease in operating profit during the second quarter of 2009 primarily relates to the impact of the sales volume decline and the negative impact of product margins, including a less profitable product mix and cost increases that were not fully passed on to customers. Partially offsetting the operating profit decline was a benefit from reduced selling and G&A expenses, lower customer rebates tied to volume and lower charges for shrink.

International Division

The International Division reported sales of $830 million in the second quarter of 2009, a decrease of 25% compared with the same period last year, while sales in local currency decreased by 12%.

International Division operating profit was $3 million in the second quarter of 2009 compared to $51 million in the same period of the prior year. The decrease in operating profit was driven by the impact of the sales volume decline, the non-recurrence of a gain booked in the U.K. in 2008 following the curtailment of the local pension plan, increased promotional activity, product cost increases that could not fully be passed on to customers and a change in foreign exchange rates. Partially offsetting the operating profit decline was an improvement in operating expenses due to reduced selling and distribution costs.

Other Matters

On June 23, 2009, the Company announced that funds advised by BC Partners, a leading international private equity firm, had invested $350 million in the Company by purchasing approximately $275 million of the Company’s newly created 10% Series A Redeemable Convertible Perpetual Preferred Stock and approximately $75 million of the Company’s newly created 10% Series B Redeemable Conditional Convertible Perpetual Preferred Stock. Office Depot received cash, net of fees paid in the quarter, of $327 million and will use the proceeds for general corporate purposes.

The Company recognized about $35 million of pre-tax Charges related to the strategic business review actions taken in the second quarter of 2009. The Charges related primarily to lease accruals, severance expenses and asset impairments associated with sale-leaseback transactions that closed during the period. During the balance of 2009, the Company expects to recognize between approximately $85 million and $115 million in additional Charges as activities are completed and accounting recognition criteria are met. The Company expects these activities and Charges to be completed by the end of 2009 and should benefit full year EBIT and cash flow by approximately $130 million and $85 million, respectively.

In addition to the cash flow benefits provided by the actions taken as part of the strategic business review, the Company continues to pursue other internal sources of liquidity. In the second quarter of 2009, Office Depot realized approximately $97 million in cash from these initiatives, including sale-leaseback transactions of owned properties in the U.S. and Europe, and benefits from the strategic business actions and reduced capital spending.

At the end of June 2009, the Company had not drawn on its asset-based loan (ABL) facility and had $753 million of availability. Office Depot’s borrowing base increased in the second quarter versus the first quarter as inventories were ramped up to support the third quarter Back-to-School season. With $753 million of ABL availability and $559 million in cash on hand at the end of June, the Company exited the second quarter of 2009 with over $1.3 billion in total available liquidity.

More information on the strategic business review is available in our Form 8-K’s filed with the Securities and Exchange Commission on December 10, 2008 and March 10, 2009, our Form 10-K filed with the Securities and Exchange Commission on February 24, 2009, and our Form 10-Q’s filed with the Securities and Exchange Commission on April 28, 2009 and July 28, 2009.

Additional information on the Company’s second quarter results can be found in both our Form 10-Q filed with the Securities and Exchange Commission on July 28, 2009 and supplemental investor presentation found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,593 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.3 billion e-commerce operation. Office Depot has annual sales of approximately $14.5 billion, and employs about 42,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 47 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	As of June 27, 2009	As of December 27, 2008	As of June 28, 2008
Assets
Current assets:
Cash and cash equivalents	$558,710	$155,745	$156,607
Receivables, net	1,137,088	1,255,735	1,471,710
Inventories	1,264,355	1,331,593	1,647,044
Deferred income taxes	225,721	196,192	99,398
Prepaid expenses and other current assets	175,777	183,122	166,247

Total current assets	3,361,651	3,122,387	3,541,006
Property and equipment, net	1,316,286	1,557,301	1,695,581
Goodwill	19,431	19,431	1,391,656
Other intangible assets	26,725	28,311	110,964
Other assets	542,547	540,796	579,175

Total assets	$5,266,640	$5,268,226	$7,318,382

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,176,649	$1,251,808	$1,398,321
Accrued expenses and other current liabilities	1,101,177	1,173,201	1,148,041
Income taxes payable	20,508	8,803	13,063
Short-term borrowings and current maturities of long-term debt	62,484	191,932	296,884

Total current liabilities	2,360,818	2,625,744	2,856,309
Deferred income taxes and other long-term liabilities	668,369	585,861	579,371
Long-term debt, net of current maturities	669,273	688,788	615,653

Total liabilities	3,698,460	3,900,393	4,051,333

Redeemable preferred stock	325,322	—	—

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 280,650,919 in 2009, 280,800,135 in December 2008 and 280,962,284 in June 2008	2,807	2,808	2,810
Additional paid-in capital	1,203,521	1,194,622	1,177,644
Accumulated other comprehensive income	221,216	217,197	587,649
Retained earnings (accumulated deficit)	(130,541)	6,270	1,551,979
Treasury stock, at cost – 5,915,268 shares in 2009, 5,938,059 shares in December 2008 and 5,972,334 shares in June 2008	(57,733)	(57,947)	(58,288)

Total Office Depot, Inc. stockholders’ equity	1,239,270	1,362,950	3,261,794
Noncontrolling interest	3,588	4,883	5,255

Total stockholders’ equity	1,242,858	1,367,833	3,267,049

Commitments and contingencies

Total liabilities and stockholders’ equity	$5,266,640	$5,268,226	$7,318,382

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Sales	$2,824,141	$3,605,073	$6,049,405	$7,567,090
Cost of goods sold and occupancy costs	2,060,093	2,621,557	4,375,095	5,414,894

Gross profit	764,048	983,516	1,674,310	2,152,196

Store and warehouse operating and selling expenses	691,583	811,694	1,485,903	1,678,500
General and administrative expenses	170,394	175,224	346,793	373,774
Amortization of deferred gain on building sale	—	(1,873)	—	(3,746)

Operating profit (loss)	(97,929)	(1,529)	(158,386)	103,668

Other income (expense):
Interest income	718	5,604	1,912	6,509
Interest expense	(16,745)	(14,406)	(34,663)	(29,226)
Miscellaneous income (expense), net	412	5,875	(3,147)	14,176

Earnings (loss) before income taxes	(113,544)	(4,456)	(194,284)	95,127

Income tax expense (benefit)	(30,680)	(1,827)	(56,088)	29,123

Net earnings (loss)	(82,864)	(2,629)	(138,196)	66,004

Less: Net loss attributable to the noncontrolling interest	(792)	(627)	(1,385)	(767)

Net earnings (loss) attributable to Office Depot, Inc.	(82,072)	(2,002)	(136,811)	66,771

Preferred stock dividends	486	—	486	—

Income (loss) available to common shareholders	$(82,558)	$(2,002)	$(137,297)	$66,771

Earnings (loss) per share:
Basic	$(0.31)	$(0.01)	$(0.51)	$0.24
Diluted	(0.31)	(0.01)	(0.51)	0.24

Weighted average number of common shares outstanding:
Basic	270,290	272,845	271,735	272,620
Diluted	270,290	272,845	271,735	273,101

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	June 27, 2009	June 28, 2008
Cash flows from operating activities:
Net earnings (loss)	$(138,196)	$66,004
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	106,796	130,390
Charges for losses on inventories and receivables	35,239	64,678
Changes in working capital and other	102,547	(123,331)

Net cash provided by operating activities	106,386	137,741

Cash flows from investing activities:
Capital expenditures	(53,799)	(206,840)
Acquisitions, net of cash acquired, and related payments	—	(84,659)
Release of restricted cash	6,037	18,100
Purchase of assets subsequently sold	—	(39,772)
Proceeds from assets sold	146,697	36,781
Other	2,049	—

Net cash provided by (used in) investing activities	100,984	(276,390)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	34	855
Tax benefits from employee share-based payments	—	56
Treasury stock additions from employee related plans	—	(944)
Proceeds from issuance of redeemable preferred stock, net	326,861	—
Net proceeds (payments) on borrowings	(139,043)	69,279

Net cash provided by financing activities	187,852	69,246

Effect of exchange rate changes on cash and cash equivalents	7,743	3,056

Net increase (decrease) in cash and cash equivalents	402,965	(66,347)
Cash and cash equivalents at beginning of period	155,745	222,954

Cash and cash equivalents at end of period	$558,710	$156,607

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the corporate website, www.officedepot.com, under the category Company Info. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Q2 2009
Gross profit	$764.1	27.1%	$—	$764.1	27.1%
Operating expenses	$862.0	30.6%	$(35.0)	$827.0	29.3%
Operating profit (loss)	$(97.9)	(3.5)%	$35.0	$(62.9)	(2.2)%
Net earnings (loss) attributable to Office Depot, Inc.	$(82.1)	(2.9)%	$22.3	$(59.8)	(2.1)%

Diluted earnings (loss) per share	$(0.31)		$0.09	$(0.22)

	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Q2 2008
Gross profit	$983.5	27.3%	$—	$983.5	27.3%
Operating expenses	$985.0	27.3%	$(15.5)	$969.5	26.9%
Operating profit (loss)	$(1.5)	0.0%	$15.5	$14.0	0.4%
Net earnings (loss) attributable to Office Depot, Inc.	$(2.0)	(0.1)%	$11.8	$9.8	0.3%

Diluted earnings (loss) per share	$(0.01)		$0.05	$0.04

	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
YTD 2009
Gross profit	$1,674.3	27.7%	$9.9	$1,684.2	27.8%
Operating expenses	$1,832.7	30.3%	$(145.1)	$1,687.6	27.9%
Operating profit (loss)	$(158.4)	(2.6)%	$155.0	$(3.4)	(0.1)%
Net earnings (loss) attributable to Office Depot, Inc.	$(136.8)	(2.3)%	$104.3	$(32.5)	(0.5)%

Diluted earnings (loss) per share	$(0.51)		$0.39	$(0.12)

	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
YTD 2008
Gross profit	$2,152.2	28.4%	$—	$2,152.2	28.4%
Operating expenses	$2,048.5	27.0%	$(26.3)	$2,022.2	26.7%
Operating profit	$103.7	1.4%	$26.3	$130.0	1.7%
Net earnings attributable to Office Depot, Inc.	$66.8	0.9%	$21.1	$87.9	1.2%

Diluted earnings per share	$0.24		$0.08	$0.32

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q2 2009	Q2 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$8.6	$10.6
Net cash provided by (used in) investing activities	33.7	(196.5)
Net cash provided by (used in) financing activities	327.9	160.8
Effect of exchange rate changes on cash and cash equivalents	12.6	0.1

Net increase (decrease) in cash and cash equivalents	$382.8	$(25.0)

Free Cash Flow
Net cash provided by (used in) operating activities	$8.6	$10.6
Less: Capital expenditures	22.9	101.0

Free Cash Flow	$(14.3)	$(90.4)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$382.8	$(25.0)
Less: Net cash provided by (used in) financing activities	327.9	160.8

Cash Flow Before Financing Activities	$54.9	$(185.8)

	YTD 2009	YTD 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$106.4	$137.7
Net cash provided by (used in) investing activities	101.0	(276.4)
Net cash provided by (used in) financing activities	187.9	69.2
Effect of exchange rate changes on cash and cash equivalents	7.7	3.1

Net increase (decrease) in cash and cash equivalents	$403.0	$(66.4)

Free Cash Flow
Net cash provided by (used in) operating activities	$106.4	$137.7
Less: Capital expenditures	53.8	206.8

Free Cash Flow	$52.6	$(69.1)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$403.0	$(66.4)
Less: Net cash provided by (used in) financing activities	187.9	69.2

Cash Flow Before Financing Activities	$215.1	$(135.6)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

Office Depot, Inc.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Second Quarter		First Half
(Dollars in millions)	2009	2008	2009	2008
Sales	$1,126.0	$1,433.1	$2,562.4	$3,146.5
% change	(21)%	(6)%	(19)%	(7)%

Division operating profit (loss)	$(13.1)	$(4.4)	$68.3	$78.1
% of sales	(1.2)%	(0.3)%	2.7%	2.5%

North American Business Solutions Division

	Second Quarter		First Half
(Dollars in millions)	2009	2008	2009	2008
Sales	$868.1	$1,064.1	$1,782.3	$2,168.1
% change	(18)%	(5)%	(18)%	(5)%

Division operating profit	$22.5	$49.3	$55.6	$108.9
% of sales	2.6%	4.6%	3.1%	5.0%

International Division

	Second Quarter		First Half
(Dollars in millions)	2009	2008	2009	2008
Sales	$830.0	$1,107.9	$1,704.7	$2,252.5
% change	(25)%	13%	(24)%	9%
% change in local currency sales	(12)%	2%	(10)%	(1)%

Division operating profit	$3.1	$51.2	$21.7	$111.3
% of sales	0.4%	4.6%	1.3%	4.9%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Store Statistics

United States and Canada:
Store count:
Stores opened	3	6	3	51
Stores closed	5	1	112	1
Stores relocated	1	3	2	4
Total U.S. and Canada stores	1,158	1,272	1,158	1,272

North American Retail Division square footage:	28,277,232	30,812,400
Average square footage per NAR store	24,419	24,224
Inventory per store (end of period)	$714,000	$909,000
International Division company-owned:
Store count:
Stores opened	—	1	2	2
Stores closed	12	—	17	1
Total International company-owned stores	147	149	147	149